SUB-ITEM 77M: Mergers

MERGERS EFFECTIVE September 28, 2015
	Acquired Fund	Acquiring Fund (Survivor)	Board Approval Received	Shareholder Approval Received	Additional Details in the Plan of Reorganizations included in this filing and also in each definitive proxy/information statement filed with the SEC:
1	JNL/Mellon Capital Dow Jones U.S. Contrarian Opportunities Index Fund	JNL/Mellon Capital S&P 400 MidCap Index Fund	Yes	Yes	Accession No.: 0000933691-15-000314 (7/21/2015)